Exhibit 10.1

AMENDMENT NUMBER TWO

to the

Master Repurchase Agreement

dated as of June 27, 2014

by and between

PARLEX 7 FINCO, LLC,

and

METROPOLITAN LIFE INSURANCE COMPANY

This AMENDMENT NUMBER TWO to the Master Repurchase Agreement (this “Amendment”) is made as of this 22nd day of April, 2016, by and between PARLEX 7 FINCO, LLC (“Seller”) and METROPOLITAN LIFE INSURANCE COMPANY (“Buyer”), to that certain Master Repurchase Agreement, dated as of June 27, 2014, by and between Seller and Buyer, as amended by that certain Amendment Number One, dated as of February 24, 2015, by and between Seller and Buyer (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”).

WHEREAS, Seller and Buyer have agreed to amend the Repurchase Agreement as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment. The Repurchase Agreement is hereby amended as follows:

1.1.	The definition of “Facility Amount” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“‘Facility Amount’ shall mean (i) prior to the Initial Facility Termination Date, One Billion Dollars ($1,000,000,000) and (ii) at all times after Seller exercises its first Facility Extension Option in accordance with Section 3(e) of this Agreement, the aggregate Maximum Purchase Price for all Purchased Assets as of the Initial Facility Termination Date, (a) as increased by the aggregate Buyer Future Funding Advance Amount with respect to all Purchased Assets as of the Initial Facility Termination Date and (b) as reduced by the Maximum Purchase Price and any related Buyer Future Funding Advance Amount for each Purchased Asset that is repaid in full or repurchased by Seller on any Repurchase Date after the Initial Facility Termination Date.”

1.2.	The definition of “Initial Facility Termination Date” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“‘Initial Facility Termination Date’ shall mean April 22, 2017.”

1.3.	The definition of “LIBOR” in Section 2 of the Repurchase Agreement is hereby amended by adding the following sentence as the last sentence thereof:

“Notwithstanding anything herein to the contrary, LIBOR shall not be less than 0.00% with respect to any Purchased Asset with an initial Purchase Date occurring on or after April 22, 2016.”

1.4.	The definition of “Purchase Price” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“‘Purchase Price’ shall mean with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date in an amount equal to the Maximum Purchase Price (subject to Section 3(v)), as adjusted after the Purchase Date as set forth below and not to exceed the Maximum Purchase Price. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date by (ii) the Purchase Price Percentage for such Purchased Asset as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall thereafter be (a) decreased by (i) the amount of any Income applied pursuant to Section 5 hereof to reduce such Purchase Price and (ii) any other amounts paid to Buyer by or on behalf of Seller to reduce such Purchase Price solely in accordance with Section 4 of this Agreement, and (b) increased by the amount of additional Purchase Price advanced in accordance with Section 3(v), each Margin Availability Advance and Future Funding Advance.”

1.5.	Section 3(s) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(s) [Reserved.]”

1.6.	The first two (2) sentences of Section 3(t) of the Repurchase Agreement are hereby amended and restated in their entirety as follows:

“If at any time prior to the Repurchase Date for the applicable Purchased Asset (i) one or more Margin Notices have been delivered with respect to such Purchased Asset and the Margin Deficits related thereto have been cured by Seller in compliance with Section 4 of the Agreement and (ii) the Market Value of such Purchased Asset has increased since the cure of prior Margin Deficits such that Margin Availability then exists with respect to such Purchased Asset, Seller shall, on any Business Day prior to the Repurchase Date for such Purchased Asset and within one (1) Business Day after Buyer notifies Seller of the existence of such Margin Availability, submit to Buyer a written request that Buyer transfer cash to Seller so as to increase the outstanding Purchase Price for such Purchased Asset in an amount equal to the Margin Deficits previously cured with respect to such Purchased Asset by Seller in compliance with Section 4 of the Agreement (subject to Section 3(v) and not to exceed the Margin Availability for such Purchased Asset) (a “Margin Availability Advance”) which Margin Availability Advance shall increase the outstanding Purchase Price for such Purchased Asset. Subject to Section 3(v), the Margin Availability Advance shall be funded by Buyer on the date requested by Seller which requested funding date shall be no earlier than one (1) Business Day following the date of Seller’s delivery of a request for a Margin Availability Advance if such written request is delivered by 11:00 a.m. New York City time on any Business Day.”

1.7.	Section 12(s) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(s) Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement, the Fee Letter and the other Transaction Documents, including, without limitation, (i) each Commitment Fee; (ii) the Extension Fee, which shall be due and payable by Seller on each date the Seller extends the Facility Termination Date pursuant to Seller’s exercise of Facility Extension Options in accordance with Section 3(e) of this Agreement; and (iii) the Funding Fee, which shall be due and payable by Seller on the related Purchase Date for a Purchased Asset.”

1.8.	The first sentence of Section 3(u) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“At any time prior to the Repurchase Date for the applicable Purchased Asset, in the event a future funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Purchased Asset, Seller may submit to Buyer a request that Buyer (A) transfer cash to Seller in an amount not less than $1,000,000 and equal to the Maximum Purchase Price Percentage multiplied by the Future Funding Amount of such future funding (a “Future Funding Advance”) (subject to Section 3(v) of this Agreement), which Future Funding Advance shall increase the outstanding Purchase Price for such Purchased Asset, and (B) increase the Market Value for such Purchased Asset by the Future Funding Amount then being advanced by Seller.”

1.9.	Section 3 of the Repurchase Agreement is hereby amended to add the following Section 3(v) in its proper numerical and alphabetical sequence:

“(v) If the funding of any of (1) the Purchase Price of a Purchased Asset on the Purchase Date, (2) any Margin Availability Advance pursuant to Section 3(t) of this Agreement, or (3) any Future Funding Advance pursuant to Section 3(u) of this Agreement would cause the Facility Amount or the Concentration Limit to be exceeded, then the funding of the portion of such Purchase Price, Margin Availability Advance or Future Funding Advance, as applicable, that would cause such thresholds to be exceeded will be deferred until such time as the funding of such portions would no longer cause such thresholds, as applicable, to be exceeded; provided, that the right to receive such deferred amounts will terminate upon the Initial Facility Termination Date.”

SECTION 2. Reinstatement of Extension Option. Notwithstanding anything to the contrary, any Facility Extension Option exercised or deemed exercised prior to the date hereof, including,

without limitation, any exercise or deemed exercise of a Facility Extension Option as of February 24, 2016, is hereby reinstated such that Seller shall have Facility Extension Options for up to five (5) successive one (1) year periods commencing on the Initial Facility Termination Date (as such term is amended and restated by this Amendment). Without limitation to the foregoing, Buyer and Seller hereby expressly acknowledge and agree that, for purposes of clause (ii) of the definition of Facility Amount in the Repurchase Agreement, Seller shall not be deemed to have exercised its first Facility Extension Option as of the date hereof.

SECTION 3. Conditions Precedent. This Amendment shall not be effective until (x) Buyer shall have received from Seller the payment of the Commitment Fee due on the date hereof in connection with the amendment to the definition of “Initial Facility Termination Date” set forth herein; (y) with respect to each Purchased Asset with a Purchase Date prior to April 22, 2016, Seller and Buyer shall have entered into a Transaction Request and a Confirmation with respect to each such Purchased Asset reflecting the Purchase Price as equal to the Maximum Purchase Price; and (z) as of the date hereof, no Margin Availability exists with respect to each such Purchased Asset.

SECTION 4. Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 30(d) of the Repurchase Agreement.

SECTION 5. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Repurchase Agreement.

SECTION 6. Guarantor Ratification. Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Guarantor”) hereby ratifies and confirms that the Guaranty, dated as of June 27, 2014, made by Guarantor in favor of Buyer, continues in full force and effect and unmodified and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment or otherwise, and Guarantor hereby consents, acknowledges and agrees to this Amendment and waives any common law, equitable or statutory rights that it might otherwise have as a result of or in connection with this Amendment.

SECTION 7. Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.

SECTION 8. Representations and Warranties. Seller hereby represents and warrants to Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Default or Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 10 of the Repurchase Agreement. Seller hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 9. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law which shall be applicable).

SECTION 10. Headings. The section headings used in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

SECTION 11. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

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IN WITNESS WHEREOF, Seller and Buyer have caused their names to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date hereof.

SELLER:

PARLEX 7 FINCO, LLC

By:	/s/ Douglas Armer
Name:	Douglas Armer
Title:	Managing Director, Head of Capital Markets and Treasurer

BUYER:

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Brett A. Ulrich
Name:	Brett Ulrich
Title:	Director

Agreed to, accepted and ratified by:

BLACKSTONE MORTGAGE TRUST, INC.,
a Maryland corporation, as Guarantor

By:	/s/ Douglas Armer
Name:	Douglas Armer
Title:	Managing Director, Head of Capital Markets and Treasurer